December 13, 2013

Dear Mr. Stobart,

This employment agreement between you and Transocean Offshore Deepwater Drilling Inc. (“TODDI”) memorializes prior arrangements and the terms and conditions of your existing employment arrangement with Transocean (dated June 22, 2012), as amended herein (the “Revised Agreement”). All references in this Revised Agreement to “Transocean” or “Company” shall mean Transocean Ltd. and its affiliates.

1.
Effectiveness: The effectiveness of this Revised Agreement is subject to the approval of the terms of this Revised Agreement by the Executive Compensation Committee (the “Committee”) of the Board of Directors of Transocean Ltd. (the “Board of Directors”).

2.	Title: Executive Vice President & Chief Operating Officer of Transocean Ltd.

3.	Reporting: You report to the Chief Executive Officer of Transocean Ltd.

4.
Remuneration and other Benefits: The compensation and benefits described in this Revised Agreement are subject to the terms and conditions of the underlying policies and/or plan documents governing such compensation or benefits. In the event of any discrepancy, the underlying policies or plan documents prevail.

a)
Base Salary: Your annual gross base salary (“Base Salary”) continues to be $635,000, and is paid in twelve equal monthly installments in accordance with Clause 5 of this Revised Agreement. Your Base Salary will be reviewed each year by the Committee and any changes will be communicated to you in writing.

b)
Performance Award and Cash Bonus Plan of Transocean Ltd.: In addition to your Base Salary, you continue to be eligible to participate in the Performance Award and Cash Bonus Plan or any successor plan (the “AIP”) in accordance with its applicable terms and to the extent determined by the Committee in its sole discretion. Your current annual bonus target continues to be 100% of your Base Salary. Your annual bonus target is not a promise to pay fixed compensation. Rather, you will have an opportunity to earn a percentage of your annual bonus target based on Transocean’s performance, as determined by the Committee in its sole discretion. This means that your actual bonus may range from 0%-200% of your annual bonus target as determined by the Committee in its sole discretion. The annual bonus will be paid in accordance with the terms of the AIP. Your actual annual bonus target and the terms of the AIP may change over time as determined by the Committee, in its sole discretion, and any changes will be communicated to you in writing. For the avoidance of doubt, the Committee retains absolute discretion in determining your bonus and may rely on factors relating specifically to your performance which may result in a bonus calculated differently than for other AIP participants.

c)
Long-Term Incentive Plan of Transocean Ltd. (LTIP): You continue to be eligible to participate in the LTIP in accordance with its applicable terms and to the extent determined by the Committee, in its sole discretion.

It is anticipated that beginning in 2014 your total LTIP awards, including any Annual LTIP Awards and any Supplemental LTIP Awards, will consist of an equal mix of both performance-based restricted stock units (“Contingent Based Deferred Units” or “CDUs”) and time-vested restricted stock units (“Deferred Units” or “DUs”). The award of any CDUs or DUs will be subject to the terms and conditions of the LTIP and the applicable award letter.

Annual LTIP Award: Your current long-term incentive (LTI) target award continues to be 350% of your Base Salary with any target equity award calculation (along with vesting schedule and performance criteria) to be made by the Committee in its sole discretion.

Supplemental LTIP Award: In addition to your Annual LTIP Award beginning in 2014, the Committee, in its sole discretion, may grant a supplemental LTI award in consideration of your performance of services hereunder as a resident of Switzerland.

As with other provisions in this Revised Agreement, the actual annual and/or supplemental LTI target and/or the way in which LTI awards are valued and delivered (i.e., CDUs, DUs, options, stock appreciation rights, etc.) may change over time as determined by the Committee, in its sole discretion, and any changes will be communicated to you in writing.

d)	Certificate of Coverage: You continue to be eligible to participate in the benefit programs provided for U.S. National Expatriate employees through the date your certificate of coverage for U.S. social security taxes (“Certificate of Coverage”) expires. After your Certificate of Coverage expires on or around February 2018, Swiss law will require you to participate in the Company sponsored Transocean Management Ltd. Pension Plan.

e)	Tax and Financial Planning: You continue to be entitled to a tax and financial planning benefit of $5,000 annually in accordance with Transocean’s policy.

5.	Pay Schedule: Except where otherwise noted, you will be paid on the Company’s monthly U.S. Dollar payroll on the last banking day concurrent with or prior to the last day of each month.

6.
Expatriate Allowances: You continue to be eligible for expatriate allowances or reimbursements provided to Switzerland-based expatriates for the period of your employment in Switzerland. The allowances or reimbursements, which are provided under the Company’s global mobility benefits policies and are subject to change, consist of the following:

Housing & Utility Allowance: A housing and utility allowance of CHF 14,000 per month provided via monthly local payroll as described in Transocean’s Relocation Policy.

Cost-of-Living Allowance: A cost of living allowance of 15% of Base Salary will be provided, payable in Swiss Francs via monthly local payroll. The cost-of-living allowance is capped at a maximum of CHF 7,560 per month.

Transportation Allowance: A transportation allowance of CHF 1,000 per month paid via monthly local payroll as described in Transocean’s Relocation Policy.

Vacation Travel Allowance: A vacation travel allowance as provided in Transocean’s Travel Allowance and Vacation Days Policy.

Educational Expense Reimbursement: Reimbursement for certain educational expenses on behalf of your dependent children as provided in Transocean’s Relocation Policy.

7.
Tax Preparation and Payment: You are responsible for payment of any taxes and the preparation and filing of any tax returns required pursuant to your employment with Transocean. You will be required to annually submit certain information to Transocean’s current tax advisors.

8.
Tax Treatment: Transocean makes no representations as to the tax treatment, favorable or otherwise, of compensation or benefits provided to you pursuant to your employment with Transocean. The Company undertakes to use commercially reasonable efforts to structure and deliver the compensation and benefits outlined in this Revised Agreement in such a way so as to avoid taxation and penalties under Section 409A of the United States Internal Revenue Code (“Section 409A”). Notwithstanding the foregoing, Transocean shall not be responsible for any adverse tax consequences to which you may be subject, including any taxation or other penalties under Section 409A.

9.
Tax Equalization: The Company will no longer offer tax equalization benefits. The Company will honor its commitments for the year 2013 by providing a cash settlement to you of CHF 153,843 based on a good-faith estimate in December 2013.

10.
Deductions: Transocean will deduct from any compensation and benefit pursuant to this Revised Agreement the applicable employee contributions to social security schemes, pension fund as well as applicable taxes and withholding, if any, payable by you in accordance with the applicable laws and regulations.

11.
Secondment | Place of Work: TODDI has the right to second you to an affiliate of Transocean Ltd., and has seconded you since February 1, 2013 to serve at Transocean Management Ltd. Accordingly, your principal place of work is Geneva or any other place in Switzerland or abroad as designated by Transocean. Your work requires travelling. You therefore shall, as required by your duties hereunder, undertake any foreign travel in and outside Switzerland as may be necessary for the proper performance of your duties

12.
Working Time: You are employed on a full-time basis. You shall dedicate full time, attention and energy to the business of Transocean. Any overtime work or additional tasks performed by you are fully compensated by your Base Salary.

13.	Vacation: You are eligible for 30 vacation days per year in accordance with Transocean’s Travel Allowance and Vacation Days Policy.

14.	Visa: You are required to cooperate with Transocean in order to maintain your current work visa.

15.
Employment Regulations: In addition to these terms and conditions, you are subject to Transocean’s policies, procedures and practices, as from time-to-time issued and applicable for Transocean’s employees and which may be modified from time to time by Transocean. You confirm receipt of the following documents and understand their content:

Club Membership Policy
Employee Patent and Secrecy Agreement
Executive Severance Benefit Policy
Long-Term Incentive Plan of Transocean Ltd. (LTIP)

Performance Award and Cash Bonus Plan of Transocean Ltd. (AIP)
Personal Financial Planning Benefit Policy
Relocation Policy
Transocean Code of Integrity
Transocean Executive Stock Ownership Policy
Transocean Insider Trading Policy
Transocean Management Ltd. Pension Plan
Vacation Travel Allowance and Vacation Days Policy

16.	Termination: Either party may terminate the present employment relationship as per month end by giving three months written notice.

17.
Severance Pay: To the extent permitted by applicable law, including any restrictions under the ordinance or statute implementing article 95 para. 3 and article 197 no. 8 of the Swiss Federal Constitution (the “Minder Legislation”), you continue to be eligible for benefits under the existing Executive Severance Policy, the AIP and the LTIP. If any of the above benefits should not be permissible under applicable law, Clause 21 shall apply.

18.	Repatriation: You continue to be entitled to repatriation in accordance with the Relocation Policy.

19.
Confidentiality: Except in the proper performance of your duties or with the written consent of Transocean, you shall not during the employment nor at any time thereafter disclose to any person or use for your own purpose or that of others and shall during the employment use your best endeavors to prevent the publication or disclosure of any information of a private, confidential or secret nature concerning the business or affairs of Transocean or of any person having dealings with Transocean and which comes to your knowledge during the course of or in connection with your employment.

20.	Data Protection: You agree that Transocean may forward to its affiliated companies in Switzerland and abroad your data for processing purposes.

21.
Severability: If any provision of this Revised Agreement shall be determined or held to be invalid, illegal or unenforceable, including if such invalidity, illegality or unenforceability is due to the Minder Legislation, the validity, legality and enforceability of the remaining provisions of this Revised Agreement shall not in any way be affected or impaired thereby. The parties shall negotiate in good faith, to the extent possible, a provision or provisions that are economically similar to the provision or provisions determined or held to be invalid, illegal or unenforceable, including such invalidity, illegality or unenforceability due to the Minder Legislation, taking into account the intentions of the parties at the date of this Revised Agreement, it being understood that failure of an agreement on such replacement provisions shall not in any way affect the validity, legality and enforceability of the remaining provisions of this Revised Agreement.

The Company will propose alternative terms to this Revised Agreement during the fourth quarter of 2015 to achieve compliance with the Minder Legislation by January 1, 2016, and the parties agree to cooperate to reach acceptable terms in compliance with the Minder Legislation.

22.
Applicable Law and Jurisdiction: This Revised Agreement shall be governed by and construed in accordance with the laws of Switzerland, in particular the Swiss Code of Obligations, to the exclusion of any international treaties. The place of jurisdiction for any and all disputes arising out of or in connection with this Revised Agreement shall be as follows: (i) For lawsuits initiated by you, either the relevant court at the place where you usually work, the relevant court at your domicile or your habitual residence or the relevant court at the place to which you were seconded; or (ii) for lawsuits initiated by Transocean, either the relevant court where you are domiciled, the relevant court where you usually work or at the place to which you were seconded .

23.
Transocean Ltd.: Transocean Ltd. hereby accepts and agrees to be bound by any obligations arising out of Sections 4(b) and 4(c) of this Revised Agreement and further accepts and agrees to be bound by any of the provisions of this Revised Agreement in which reference is made to “Transocean Ltd.” or “Transocean” or “Company”; and you agree that Transocean Ltd. shall be entitled to enforce any and all rights afforded to Transocean or the Company under this Revised Agreement.

Please confirm your understanding and acceptance of the above terms and conditions by signing and returning to us a copy of this Revised Agreement.

Sincerely,

Transocean Offshore Deepwater Drilling Inc.

Date: December 20, 2013

/s/ Keelan Adamson
Keelan Adamson
Director

/s/ David Tonnel
David Tonnel
Director

Accepted and Agreed:

Date: December 20, 2013

/s/ John Stobart
John Stobart

Accepted and Agreed pursuant to Section 23 of this Revised Agreement:

Transocean Ltd.

Date: December 20, 2013

/s/ Ihab M. Toma
Ihab M. Toma
Executive Vice President, Chief of Staff